Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

Westlake Announces Second Quarter Earnings

•	Earnings per share up over 40% versus second quarter of 2010.

•	Net sales increased 13% versus second quarter 2010.

Westlake Chemical Corporation (NYSE: WLK) today reported net income for the three months ended June 30, 2011 of $81.0 million, or $1.21 per diluted share, on sales of $925.0 million. This represents a 42% improvement over the quarter ended June 30, 2010 net income of $56.9 million, or $0.86 per diluted share, on sales of $818.4 million. Net sales for the second quarter of 2011 increased $106.6 million compared to net sales for the second quarter of 2010. This increase was primarily due to higher sales prices for all of the Company’s major products. Income from operations was $138.4 million for the second quarter of 2011 as compared to $99.5 million for the second quarter of 2010. The increase was mainly driven by improved product margins attributable to higher sales prices for all major products and improved PVC resin sales volume, partially offset by higher feedstock costs. Second quarter 2011 operating income was negatively impacted by three previously announced events: (a) a scheduled turnaround at our Calvert City, Kentucky facility, (b) an unplanned outage at one of our ethylene units in Lake Charles, Louisiana caused by a weather related power supply failure from a third party power provider, and (c) the closure of a PVC pipe production facility in Springfield, Kentucky. The Calvert City turnaround, which lasted a total of sixteen days, impacted our ethylene, VCM, PVC and chlorine production units in Calvert City. The unscheduled ethylene outage in Lake Charles resulted in nine days of lost ethylene production. Repair costs and unabsorbed fixed manufacturing costs expensed in the second quarter of 2011 related to these two outages totaled $10.8 million. Impairment and other costs related to the closure of the PVC pipe facility totaled $3.4 million.

Second quarter 2011 net income of $81.0 million, or $1.21 per diluted share, decreased slightly from the $83.5 million, or $1.25 per diluted share, reported by the Company in the first quarter of 2011. Net sales in the second quarter of 2011 were $925.0 million compared to net sales of $867.3 million in the first quarter of 2011, an increase of $57.7 million. The increase in net sales was largely due to higher average sales prices for all of the Company’s major products, partially offset by a small decrease in polyethylene volume and a decrease in PVC resin and caustic sales volumes as the result of the Calvert City turnaround. Second quarter 2011 income from operations of $138.4 million decreased $2.2 million from the income from operations in the first quarter of 2011 of $140.6 million. The decrease was mainly attributable to the three previously announced second quarter 2011 events. The first quarter of 2011 was negatively impacted by a fire at a third party storage facility in Mount Belvieu, Texas, which resulted in reduced ethylene operating rates in Lake Charles, and higher feedstock costs.

Albert Chao, President and Chief Executive Officer, said, “We are pleased to report a significant improvement in earnings as compared to the second quarter of last year. Olefins segment margins continue to benefit from our high value polyethylene product mix and low cost natural gas-based ethylene production. Vinyls margins improved largely due to higher prices for both PVC resin and PVC pipe and export demand for PVC resin. This quarter presented several challenges as earnings were negatively impacted by the unplanned outage at our Lake Charles facility, the closure of our Springfield PVC pipe plant and the planned turnaround at our Calvert City facility. While the U.S. economy saw slow growth in the second quarter, we experienced strong domestic demand for polyethylene and continued export demand for PVC resin. We are optimistic about the future of our industry and have announced plans to expand our ethylene units, add chlor-alkali capacity and will continue to explore opportunities to expand our production base and improve the quality of our assets.”

Net income for the six months ended June 30, 2011 was $164.6 million, or $2.46 per diluted share, on net sales of $1,792.3 million. This represents an increase in net income of $90.0 million, or $1.33 per diluted share, from the six months ended June 30, 2010 net income of $74.6 million, or $1.13 per diluted share, on net sales of $1,596.7 million. Net sales for the six months ended June 30, 2011 increased $195.6 million compared to the prior year period. This increase was primarily due to higher sales prices for all major products and higher sales volumes for PVC resin, partially offset by lower building products sales volume as compared to the prior year period. Income from operations was $279.0 million for the six months ended June 30, 2011 as compared to $134.0 million for the six months ended June 30, 2010. The improvement was primarily due to higher polyethylene, PVC resin and PVC pipe sales prices and higher PVC resin sales volume, partially offset by higher feedstock costs, the three previously announced second quarter 2011 events and the first quarter 2011 fire at the third party storage facility in Mont Belvieu, Texas.

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $172.8 million for the second quarter of 2011 increased $41.3 million compared to $131.5 million in the second quarter of 2010. EBITDA for the second quarter of 2011 decreased $1.6 million compared to the EBITDA of $174.4 million in the first quarter of 2011. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Net cash provided by operating activities was $125.3 million in the first six months of 2011. Capital expenditures for the first six months of 2011 were $69.2 million. At June 30, 2011, we had cash balances of $836.5 million including $124.2 million of restricted cash, and our long-term debt was $764.5 million. The restricted cash is designated for qualifying amounts spent for certain capital additions in Louisiana.

OLEFINS SEGMENT

Income from operations for the Olefins segment increased by $21.6 million to $132.8 million in the second quarter of 2011 from $111.2 million in the second quarter of 2010. This increase was mainly attributable to improved olefins integrated product margins, as the increase in product prices outpaced the increase in feedstock costs. Income from operations for the second quarter of 2011 was negatively impacted by the lost ethylene production, as well as the expensing of $4.1 million of repair and other costs related to the ethylene unit outage in Lake Charles.

Income from operations for the second quarter of 2011 of $132.8 million decreased $12.5 million from the $145.3 million reported in the first quarter of 2011. This decrease was primarily due to the negative impact of the unscheduled Lake Charles outage. The first quarter of 2011 was negatively impacted by the fire at the third party storage facility in Mont Belvieu.

Income from operations in the first six months of 2011 for the Olefins segment was $278.0 million, an increase of $108.6 million from the $169.4 million in the first six months of 2010. This increase was mainly attributable to higher polyethylene sales prices, which were only partially offset by higher feedstock costs, the negative impact of the unscheduled Lake Charles outage and the first quarter 2011 fire at the third party storage facility in Mont Belvieu. The first six months of 2010 were negatively impacted by the unscheduled outage at one of our ethylene units in Lake Charles caused by freezing temperatures.

VINYLS SEGMENT

The Vinyls segment reported income from operations of $10.3 million in the second quarter of 2011 compared to a loss from operations of $10.9 million in the second quarter of 2010. This improvement was primarily due to improved PVC resin and building products margins, higher PVC resin sales volume and higher caustic sales prices as compared to the prior year period. PVC resin and building product margins benefited from an increase in product prices driven mainly by strong PVC resin export demand. The improvement was partially offset by the negative impact of the turnaround at our Calvert City facility and the closure of the PVC pipe facility in the second quarter of 2011. The Calvert City turnaround resulted in lost production and sales, as well as the expensing of $6.7 million of repairs and other costs.

The Vinyls segment income from operations of $10.3 million in the second quarter of 2011 was a $13.1 million improvement as compared to the loss of $2.8 million in the first quarter of 2011. The improvement was primarily the result of higher PVC resin and building products margins and higher caustic sales prices. The improvement was partially offset by the negative impact of the turnaround at our Calvert City facility and the closure of the PVC pipe facility in the second quarter of 2011.

The Vinyls segment reported income from operations of $7.4 million for the six months ended June 30, 2011 as compared to a loss from operations of $25.8 million for the six months ended June 30, 2010, an improvement of $33.2 million. This improvement was primarily attributable to improved PVC resin and building products margins, higher PVC resin sales volume and higher caustic sales prices as compared to the prior year period. PVC resin sales volume and product pricing benefited from a strong export market during the six months ended June 30, 2011. The improvement was partially offset by the negative impact of the turnaround at the Calvert City facility and the closure of the PVC pipe facility in the second quarter of 2011.

The statements in this release relating to matters that are not historical facts, including statements regarding opportunities to expand our production base and improve the quality of our assets, are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions and political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC in February 2011.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to net cash provided by operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s second quarter 2011 results will be held Tuesday, August 2, 2011 at 11:00 a.m. EDT (10:00 a.m. CDT). To access the conference call, dial (866) 356-4281, or (617) 597-5395 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 59326364.

A replay of the conference call will be available beginning two hours after its conclusion until 1:00 p.m. EDT on Tuesday, August 9, 2011. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 26862797.

The conference call will also be available via webcast at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=4157684 and the earnings release can be obtained via the company’s Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In thousands of dollars, except per share data)

Net sales	$925,049	$818,389	$1,792,301	$1,596,723
Cost of sales	757,954	692,365	1,457,622	1,413,019

Gross profit	167,095	126,024	334,679	183,704

Selling, general and administrative expenses	28,726	26,487	55,673	49,738

Income from operations	138,369	99,537	279,006	133,966

Interest expense	(12,802)	(8,784)	(25,722)	(17,572)
Other income (expense), net	1,632	(180)	2,839	914

Income before income taxes	127,199	90,573	256,123	117,308

Provision for income taxes	46,150	33,631	91,530	42,719

Net income	$81,049	$56,942	$164,593	$74,589

Earnings per share
Basic	$1.22	$0.86	$2.48	$1.13
Diluted	$1.21	$0.86	$2.46	$1.13

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2011	2010
	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$712,322	$630,299
Accounts receivable, net	430,301	362,863
Inventories, net	508,198	450,028
Other current assets	37,708	32,770

Total current assets	1,688,529	1,475,960
Property, plant and equipment, net	1,179,698	1,170,334
Restricted cash	124,204	150,288
Other assets, net	155,369	157,562

Total assets	$3,147,800	$2,954,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$329,632	$323,578
Long-term debt	764,522	764,482
Other liabilities	379,818	361,014

Total liabilities	1,473,972	1,449,074

Stockholders’ equity	1,673,828	1,505,070

Total liabilities and stockholders’ equity	$3,147,800	$2,954,144

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,
	2011	2010
	(In thousands of dollars)
Cash flows from operating activities
Net income	$164,593	$74,589
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65,383	64,121
Deferred income taxes	15,949	6,065
Other balance sheet changes	(120,620)	(89,181)

Net cash provided by operating activities	125,305	55,594

Cash flows from investing activities
Additions to property, plant and equipment	(69,178)	(31,086)
Proceeds from disposition of assets	2,456	438
Proceeds from repayment of loan to affiliate	596	167
Settlements of derivative instruments	(222)	8,116

Net cash used for investing activities	(66,348)	(22,365)

Cash flows from financing activities
Proceeds from exercise of stock options	5,323	702
Dividends paid	(8,446)	(7,606)
Utilization of restricted cash	26,189	16,974
Capitalized debt issuance costs	—	(86)

Net cash provided by financing activities	23,066	9,984

Net increase in cash and cash equivalents	82,023	43,213
Cash and cash equivalents at beginning of period	630,299	245,592

Cash and cash equivalents at end of period	$712,322	$288,805

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In thousands of dollars)

Net external sales
Olefins	$645,315	$577,327	$1,250,395	$1,142,351
Vinyls	279,734	241,062	541,906	454,372

	$925,049	$818,389	$1,792,301	$1,596,723

Income (loss) from operations
Olefins	$132,767	$111,158	$278,023	$169,403
Vinyls	10,290	(10,890)	7,442	(25,816)
Corporate and other	(4,688)	(731)	(6,459)	(9,621)

	$138,369	$99,537	$279,006	$133,966

Depreciation and amortization
Olefins	$21,608	$21,465	$43,252	$42,701
Vinyls	11,041	10,482	21,815	21,127
Corporate and other	156	146	316	293

	$32,805	$32,093	$65,383	$64,121

Other income (expense), net
Olefins	$904	$36	$1,084	$74
Vinyls	(30)	(408)	481	(25)
Corporate and other	758	192	1,274	865

	$1,632	$(180)	$2,839	$914

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH

PROVIDED BY OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended	Three Months Ended		Six Months Ended
	March 31,	June 30,		June 30,
	2011	2011	2010	2011	2010
	(In thousands of dollars)

EBITDA	$174,422	$172,806	$131,450	$347,228	$199,001
Less:
Provision for income taxes	45,380	46,150	33,631	91,530	42,719
Interest expense	12,920	12,802	8,784	25,722	17,572
Depreciation and amortization	32,578	32,805	32,093	65,383	64,121

Net income	83,544	81,049	56,942	164,593	74,589
Changes in operating assets and liabilities	(50,300)	(4,937)	48,329	(55,237)	(25,060)
Deferred income taxes	7,416	8,533	5,401	15,949	6,065

Net cash provided by operating activities	$40,660	$84,645	$110,672	$125,305	$55,594

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	Second Quarter 2011 vs.		Second Quarter 2011 vs.
	Second Quarter 2010		First Quarter 2011
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+17.8%	-6.0%	+4.0%	+2.6%
Vinyls	+20.5%	-4.5%	+13.8%	-7.1%
Company	+18.6%	-5.6%	+7.0%	-0.3%

Average Quarterly Industry Prices (1)

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2010	2010	2010	2011	2011
Ethane (cents/lb)	18.4	16.2	21.4	22.1	26.2
Propane (cents/lb)	25.7	25.3	29.8	32.4	35.4
Ethylene (cents/lb) (2)	45.6	38.3	47.3	49.3	57.5
Polyethylene (cents/lb) (3)	89.0	86.7	92.7	96.7	103.7
Styrene (cents/lb) (4)	64.7	55.3	63.3	74.0	76.3
Caustic ($/short ton) (5)	356.7	380.0	451.7	470.0	536.7
Chlorine ($/short ton) (6)	310.0	335.0	335.0	315.0	351.7
PVC (cents/lb) (7)	67.3	64.0	67.7	69.5	77.8

(1)	Industry pricing data was obtained through the Chemical Market Associates, Inc., or CMAI. We have not independently verified the data.
(2)	Represents average North American contract prices of ethylene over the period as reported by CMAI.
(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by CMAI.
(4)	Represents average North American contract prices of styrene over the period as reported by CMAI.
(5)	Represents average North American acquisition prices of caustic soda (diaphragm grade) over the period as reported by CMAI.
(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by CMAI.
(7)	Represents average North American contract prices of PVC over the period as reported by CMAI.